DIRECTOR AGREEMENT

DIRECTOR AGREEMENT (this “Agreement”), dated as of March 1, 2007, by and between Accoona Corp., a Delaware corporation (“Company”), and Ronald K. Glover (“Glover”).

WITNESSETH:

WHEREAS, Company believes that it is in its own best interests and in the best interests of its stockholders that the chairman (“Chairman”) of Company’s board of directors (the “Board”) be an individual who is not an employee of Company and is a non-executive Chairman; and

WHEREAS, Company desires to retain the services of Glover in the capacity of Chairman and Glover desires to provide such services in such capacity, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Board has approved the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Election as Director; Appointment. Company agrees to appoint Glover as a member of the Board and as Chairman, both as of the date hereof, and agrees to use its best efforts and powers to sustain and continue Glover’s election as a member of the Board for successive one year terms at each annual meeting of stockholders of Company and each special meeting of stockholders of Company convened for such purpose, until the date of the 2009 annual stockholders meeting, unless this Agreement is terminated sooner pursuant to Section 4 hereof (the “Term”). During the Term, at all times that Glover is a member of the Board, he shall be appointed as Chairman.

2.  Duties and Extent of Services.

(a)  During the Term, Glover shall serve as Chairman and, in such capacity, shall provide those services required of a director under Company’s articles of incorporation and bylaws, as both may be amended from time to time, and under the General Corporation Law of Delaware, the federal securities laws and other state and federal laws and regulations, as applicable, and shall render such services as are customarily associated with and are incident to the position of Chairman and such other services as Company may, from time to time, reasonably require of him consistent with such position. Such duties and responsibilities shall include, but shall not be limited to, chairing all meetings of the Board and all meetings of stockholder of the Company, and shall also include working with management on a potential initial public offering of the common stock of the Company, directing the flow of information from the Company’s management to the Board, and scheduling and setting the agendas for meetings of the Board.

(b)  Glover shall faithfully, competently and diligently perform to the best of his ability all of the duties required of him as Chairman. Without limiting the preceding sentence, Company acknowledges that Glover has other business commitments, including commitments to serve on the board of directors of other companies The parties anticipate, on average, Glover shall devote eight (8) days per month to the Company for the initial period of twenty-four (24) months.

(c)  The parties acknowledge that the position of Chairman does not involve Glover acting as an executive officer of the Company.

3.  Compensation.

(a)  Initial Compensation: As compensation for Glover's entering into this Agreement and performing his services hereunder, (i) concurrently herewith the Company is granting Glover an option to purchase up to 1,000,000 shares of Common Stock of the Company pursuant to a nonqualified Stock Option Agreement dated the date hereof (the “Stock Option Agreement”) under the Company’s 2007 Equity Incentive Plan, and (ii) a director’s fee of $10,000 per month so long as Glover is a director, for up to a maximum of twenty-four (24) months.

(b)  Other Benefits. During the Term Glover shall be entitled to any benefits made available to non-executive members of the Board generally.

(c)  Expenses. Company agrees to reimburse Glover for all reasonable and necessary travel, business entertainment, and other out-of-pocket business expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as Company may reasonably require of Glover.

4.  Termination. The Company shall have the right to remove Glover from, or not reelect Glover to, the Board and shall have the right to remove Glover from, or not reelect Glover to, the position of Chairman. Such removal shall have no effect on the Options granted to Glover hereunder and these Options shall remain vested and immediately exercisable, except as otherwise provided herein or in the Stock Option Agreement. Glover shall have the right, exercisable at any time during the Term, upon thirty (30) days written notice to Company, to resign as Chairman of the Board or as a member of the Board. In the event that, during the term hereof, Glover is removed as a director without cause (as defined in the Stock Option Agreement) he shall be entitled to two (2) additional months director fees, even though he is no longer a director.

5.  Confidentiality, Protection of Inventions and Prevention of Unfair Solicitation. The parties acknowledge that in conjunction with the execution of this Agreement, they are entering into an Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Solicitation.

6.  Independent Contractor. Glover is an independent contractor and will not be deemed an employee of Company for purposes of employee benefits, income tax withholding, FICA taxes, unemployment benefits or otherwise.

7.  Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof and supersedes and replaces all prior negotiations and agreements between the parties hereto, whether written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing, that certain Option previously granted to Glover under the Consulting Agreement shall remain in effect pursuant to the terms set forth in the Consulting Agreement or any related agreements.

8.  Governing Law.

(a)  This Agreement shall be governed by and construed under the laws of the State of New York, applicable to contracts to be wholly performed in such State, without regard to the conflict of laws principles thereof.

(b)  Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

9.  Amendment. This Agreement may be amended, modified or superseded, and any of the terms hereof may be waived, only by a written instrument executed by the parties hereto.

10.  Assignability. The obligations of Glover may not be delegated and Glover may not, without Company’s written consent thereto, assign, transfer, convoy, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Company and Glover agree that this Agreement and all of Company’s rights and obligations hereunder may be assigned or transferred by Company to and shall be assumed by and be binding upon any successor to Company. The term “successor” means, with respect to Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of Company.

11.  Severability. If any provision of this Agreement or any part thereof is held to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof; which shall be given full effect without regard to the invalid or unenforceable part thereof.

12.  Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement, shall be given or made in writing by registered or certified mail, return receipt requested, or by overnight carrier service or by facsimile transmission and will be deemed to have been given or made on the date following receipt or attempted delivery at the following locations:

Glover

Ronald K. Glover
1555 Hunter Drive
Wayzata, MN 55391
Facsimile No.: _______________

To Company;

Accoona Corporation
101 Hudson Street
Jersey City, New Jersey 07302
Attention: Chief Executive Officer
Facsimile No.: (201) 557-9377

With a copy (not constituting notice) in the case of communications to Company to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Andrew M. Ross, Esq.
Facsimile No.: (212) 407-4990

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

13.  Representations and Warranties; Indemnification.

(a)  Glover hereby represents and warrants to Company that his execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to Glover’s employment or providing services to which Glover is a party or by which Glover is bound or subject.

(b)  Company hereby represents and warrants to Glover that (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof, (ii) all necessary actions to authorize the Company’s execution, delivery and performance of this Agreement have been taken, (iii) this Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, and binding obligation enforceable against it in accordance with the terms hereof, and (iv) its execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to Glover’s employment or which otherwise related to Glover’s relationship with the Company.

(c)  Company hereby agrees to indemnify and hold harmless Glover, his affiliates (and such affiliates’ directors, officers, employees, agents and representatives) and permitted assigns, to the fullest extent permitted under Delaware law, from and against any and all losses, damages, liabilities, obligations, costs or expenses which are caused by or arise out of (i) any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement, and (ii) any breach of warranty or inaccurate or erroneous representation made by the Company herein, and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing. The Company shall advance any expenses reasonably incurred by Glover in defending an indemnifiable action hereunder, with such expenses to be reimbursed by Glover only in the event that a court of competent jurisdiction enters a binding judgment, order or decree that Glover acted in bad faith or in a manner he reasonably believed not to be in the best interests of the Company.

14.  Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ACCOONA CORP.

By:	/s/ Valentine J. Zammit
Valentine J. Zammit Vice Chairman

/s/ Ronald K. Glover
Ronald K. Glover